Exhibit 99.1

Press release

Virgin Media strengthens management team with new finance appointment

LONDON, December 18, 2007 - Virgin Media (NASDAQ: VMED) today announced that Charles Gallagher, a Director of Virgin Media, has resigned from its Board of Directors and will join the company’s executive management team as Senior Vice President - Finance. George Zoffinger has succeeded Charles as Chairman of the Audit Committee. Edwin Banks has also joined the Audit Committee as an additional member.

In his new role, Charles will focus on providing senior finance support on the operational side, in particular at the division level, with a view to enhancing the effective implementation of Virgin Media’s strategic priorities. He will take up his new position in January and report to Jacques Kerrest, Virgin Media’s Chief Financial Officer, who has signed a new agreement extending his existing contract to December 31, 2008.

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Note to Editors:

Virgin Media is an innovative and pioneering UK entertainment and communications business. For the first time consumers can get everything they need from one company - the UK’s only quad play of TV, broadband, phone and mobile plus the most advanced TV on demand service available, the UK’s first high definition TV service and V+, our high specification personal video recorder. We’re the UK’s most popular residential broadband provider, the largest virtual mobile network operator and the second largest provider of pay TV and home phone.

Virgin Media owns two content businesses - Virgin Media Television (VMTV) and sit-up. VMTV owns seven entertainment channels - Virgin 1, Living, Living 2, Bravo, Bravo 2, Challenge, Trouble - and is a 50% partner in UKTV, which consists of ten channels including UKTV Gold and UKTV History. sit-up runs retail TV channels bid tv, price-drop tv and speed auctiontv.

Virgin Media is the largest Virgin company in the world and has almost 10 million customers. To find out more, visit www.virginmedia.com/presscentre.